Exhibit 23.1

KPMG LLP

345 Park Avenue

New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated December 19, 2024, with respect to the consolidated financial statements of ABM Industries Incorporated and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

New York, New York March 27, 2025